Exhibit 3.1

Delaware
The First State

    I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "PEOPLESTRING CORPORATION" IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE TWENTY-FIFTH DAY OF FEBRUARY, A.D. 2009.
   AND I DO HEREBY FURTHER CERTIFY THAT THE SAID "PEOPLESTRING CORPORATION" WAS INCORPORATED ON THE SECOND DAY OF JANUARY, A.D. 2009.
   AND I DO HEREBY FURTHER CERTIFY THAT THE FRANCHISE TAXES HAVENOT BEEN ASSESSED TO DATE.

4640442 8300 090192154 You may verify this certificatte online at corp.delaware.gov/authver.shtml	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 7154301 DATE: 02-25-09

CERTIFICATE OF INCORPORATION OF PEOPLESTRING CORPORATION	State of Delaware Secretary of State Divizion of Carporations Delivered 09:16 AM 01/02/2009 FILED 09:07 AM 01/02/2009 SRV 090000205 - 4640442 FILE

FIRST: The name of the Corporation is PeopleString Corporation.

SECOND: Its registered office is to be located at Suite 808, 1220 N. Market Street, Wilmington, DE 19801, County of New Castle. The registered agent is American Incorporators Ltd. whose address is the same as above.

THIRD: The nature of business and purpose of the organization is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is two hundred fifty million (250000000). All such shares are to be with par value of 0.00001 and are to be of one class.

FIFTH: The name and address of the incorporator are as follows:

Stefanie Hernandez
Suite 808, 1220 N. Market Street
Wilmington, DE 19801

SIXTH: The powers of the undersigned incorporator will terminate upon filing of the certificate of incorporation. The name and mailing address of the person(s) who will serve as director(s) until the first annual meeting of the stockholders or until a successor(s) is elected and qualified are:

Darin Myman 3 Harding Rd.
Suite B
Red Bank, NJ 07701

SEVENTH:  Each person who serves or has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of loyalty to the corporation or its stockholders; (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do certify that the facts stated herein are true, and I have accordingly set my hand.

/s/Stefanie Hernandez
Stefanie Hernandez
INCORPORATOR